Exhibit 10.1

Mr. Carl E. Berg                                                                                                     August 26, 2010
Berg & Berg Enterprises, LLC.
10050 Bandley Drive
Cupertino, CA  95014

Re: Share Purchase and Loan Conversion

Dear Mr. Berg:

This letter agreement will confirm the sale, effective as of the date set forth above, by Valence Technology, Inc. (the “Company”) to Berg & Berg Enterprises, LLC (“Berg & Berg”) of three million nine hundred forty seven thousand three hundred sixty eight (3,947,368)  shares (the Shares) of the Company’s common stock at a per share price of $0.76, which represents the closing bid price of the Company’s common stock on the NASDAQ Capital Market on August 26, 2010, for aggregate consideration of $3,000,000.00.

This letter also confirms Berg & Berg’s instructions to apply the outstanding principal and interest on the $2,500,000 loan dated July 23, 2010, from Berg & Berg to the Company to the purchase of shares of the Company.  The aggregate of the outstanding principal and interest on August 26, 2010, is $2,508,390.41 which provides a sale of three million three hundred thousand five hundred and fourteen (3,300,514) shares of the Company’s common stock at a per share price of $0.76, the closing bid price of the Company’s common stock on the NASDAQ Capital Market on August 26, 2010.

These Shares were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Berg & Berg understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law.  Berg & Berg is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law; has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law; and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law.  Berg & Berg is an “accredited investor” as defined under Regulation D promulgated under the Securities Act.

Sincerely,	ACCEPTED AND AGREED:

VALENCE TECHNOLOGY, INC.	Berg & Berg, LLC.

/s/ Ross. A. Goolsby	/s/ Carl. E. Berg
Ross A. Goolsby	Carl E. Berg
Chief Financial Officer	Managing Member